Exhibit 99.1

NUSTAR CLOSES ON ACQUISITION OF NAVIGATOR ENERGY SERVICES, LLC

NuStar Completes Purchase of Leading Crude Oil Gathering,

Transportation and Storage Assets in the Permian Basin

SAN ANTONIO, May 4, 2017 – NuStar Energy L.P. (NYSE: NS) today announced that it has closed on the purchase of Navigator Energy Services, LLC for approximately $1.475 billion. With the purchase, NuStar now owns and operates crude oil transportation, pipeline gathering and storage assets located in the Midland Basin of West Texas consisting of:

•	more than 500 miles of crude oil gathering and transportation pipelines with approximately 92,000 barrels per day, ship-or-pay volume commitments and deliverability of approximately 412,000 barrels per day;

•	a pipeline gathering system with more than 200 connected producer tank batteries capable of more than 400,000 barrels per day of pumping capacity covering over 500,000 dedicated acres with fixed fee contracts; and

•	approximately 1 million barrels of crude oil storage capacity with 440,000 barrels contracted to third parties.

“We believe these are the right assets, in the right place, at the right time for NuStar,” said NuStar President and CEO Bradley C. Barron. “The assets are strategically located in the core of the core of the country’s most prolific basin, are well-built and well-run, are backed by solid, fee-based customer contracts, and are run on a business model and approach that falls right in our wheelhouse. They also provide us with a strong growth platform that, when coupled with our Eagle Ford system, will solidify our presence in two of the most prolific basins in the United States, which better positions us for distribution growth in the future.

“We were very pleased with the market reception to our acquisition financing, with strong demand for the equity and our bond offering significantly oversubscribed,” noted Barron. “In addition, we feel fortunate to bring aboard an experienced and outstanding workforce at our new facilities, and we are working with them to quickly integrate the operations into our system.”

About NuStar Energy

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has more than 9,200 miles of pipeline and 81 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. The partnership’s combined system has more than 96 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the Partnership’s beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2016 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements.